EXHIBIT 10.4.7

2008 EQUITY INCENTIVE PLAN

Restricted Stock Units Election Form
(Director)

Name:  WILLLIAM J. PATTERSON

1.     On March 5, 2008 ("Grant Date") you were granted 2,720 Restricted Stock Units ("Units") under the 2008 Equity Incentive Plan ("Plan") and the related Director's Restricted Stock Unit Agreement ("RSU Agreement").  You will become 100% vested in the Units on the first anniversary of the Grant Date.  You will also become 100% vested upon your Disability (as defined in the Plan), your death or upon a Change in Control.  If your service on the Calpine Board of Directors ("Board") terminates prior to you becoming 100% vested, your Units are forfeited.  On the Distribution Date (as set forth below in Section 2) (this is the same as the Settlement Date under the RSU Agreement), you will receive one share of Calpine common stock for each vested Unit.  You can choose the date on which shares of Calpine common stock will be paid to you as set forth in Section 2 below.

2.     Distribution Date

You have the right to designate the date on which shares of Calpine common stock which correspond to vested Units will be paid to you, however the election must be made in a timely manner.  If you desire to designate the Distribution Date you must complete the blank below and return this Restricted Stock Units Election Form to Calpine within 30 days of the Grant Date listed above.  By making the election below under this Section 2, you understand that the distribution of shares of Calpine common stock which correspond to your vested Units will occur within 30 days after the earliest to occur of (i) the date you elect below ("Elected Distribution Date"), (ii) the consummation of a Change in Control as defined in the Plan and under the RSU Agreement or (iii) your termination of service on the Board as described in the RSU Agreement (collectively, the "Distribution Date").

[X] I, hereby, elect to receive the shares of Calpine common stock which correspond to my vested Units on December 31, 2013 (please fill in date – it must be at least one year from the Grant Date).

I understand that if I do not elect an Elected Distribution Date as set forth above, the shares of Calpine common stock which correspond to my vested Units will be paid to me within 30 days after the applicable Distribution Date other than the Elected Distribution Date.

To elect an Elected Distribution Date on any other Units granted to you under the Plan, you must elect an Elected Distribution Date by the end of the calendar year prior to the calendar year in which your next grant of Units occurs.  Calpine will remind you of such election at the end of each calendar year.

3.     Election to Delay Your Distribution Date

A.
You can elect to delay your Distribution Date as provided under Section 2 above.  An election to delay your Distribution Date must be made at least one year prior to the Distribution Date under Section 2 above.  The Delayed Distribution Date set forth below must be a date at least 5 years following the Distribution Date set forth in Section 2 above.

[ ] At this time, I make no election to delay my Distribution Date as set forth in Section 2 above.

[   ]  I hereby, elect to delay my Distribution Date above to the first day of the calendar month after the following date:  ________________________.  I understand and acknowledge that this election is irrevocable.

B.
If the first box is "checked" above and no election is made, you may always make the election under the second box as long as such election is made at least one year prior to the Distribution Date.  Once made, such election is then irrevocable.

/s/ William J. Patterson	3-20-08
William J. Patterson
Signature	Date

You must sign and date this form in order for your form to be processed.